Exhibit 99.2

Iron Horse Acquisition II Corp. Announces Closing of $230,000,000 Initial Public Offering

Boca Raton, FL, December 18, 2025 -- Iron Horse Acquisition II Corp. (NASDAQ: IRHOU) (the “Company”), a Cayman Islands exempted company, today announced the closing of its initial public offering of 23,000,000 units at $10.00 per unit, including 3,000,000 units issued pursuant to the full exercise by the underwriter of its over-allotment option, resulting in gross proceeds of $230,000,000.

The Company’s units commenced trading on the Nasdaq Global Market (“NASDAQ”) under the ticker symbol “IRHOU” on December 17, 2025. Each unit consists of one Class A ordinary share and one right entitling the holder to receive one-tenth (1/10) of one Class A ordinary share upon consummation of an initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be traded on NASDAQ under the symbols “IRHO” and “IRHOR,” respectively.

Cantor Fitzgerald & Co. served as the sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (the “SEC”) on December 16, 2025. The offering was made only by means of a prospectus, copies of which may be obtained by contacting Cantor Fitzgerald & Co., Attention: Capital Markets, 110 East 59th Street, 6th Floor New York, New York 10022; Email: prospectus@cantor.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Iron Horse Acquisition II Corp.

Iron Horse Acquisition II Corp. is a media, tech, & entertainment focused blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although the Company is comprised of several media, entertainment, tech, and public markets specialists who boast a wide array of contacts and experiences across the multiple spaces. Iron Horse Acquisition II Corp. will examine deals spanning several verticals, including but not limited to fashion, animation, gaming, K-POP, AI, consumer products, and more.

Forward-Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements are subject to risks and uncertainties including those set forth in the Risk Factors section of the Company’s registration statement for the offering filed with the SEC, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contacts:

Iron Horse Acquisition II Corp.

Bill Caragol

bill@ironhorseacquisition.com